EXHIBIT 99.1

For more information, contact:
William M. Lowe, Jr.
COO & CFO, Unifi, Inc.
336.316.5664

UNIFI ANNOUNCES AGREEMENT TO ACQUIRE MANUFACTURING OPERATIONS FROM INVISTA
Deal Will Enhance Long-Term Domestic Performance for Unifi

GREENSBORO, N.C. -- July 26, 2004 -- Unifi, Inc. (NYSE: UFI) today announced that it has agreed to acquire the INVISTA polyester filament manufacturing assets, including inventories, located in Kinston, N.C. Subject to a final inventory valuation, the purchase price will be approximately $21 million, which will be seller financed. The two companies are also discussing options for Unifi to acquire other polyester filament assets from INVISTA. No other terms of the agreement were disclosed.

Acquisition of the Kinston facility will result in a more vertically integrated base of operations for the Company in the U.S. through the addition of polymer spinning. The acquisition will also create new opportunities to better serve the Company's customers. As a part of the agreement, the manufacturing alliance between Unifi and INVISTA and all related agreements will be terminated. Sales from the Kinston facility are approximately $300 million of which approximately two-thirds are generated from sales to Unifi.

"This transaction enables Unifi to better serve the U.S. market, while at the same time strengthening the Company on a longer term basis," said Brian Parke, Chairman and Chief Executive Officer for Unifi. "We are pleased to have come to an agreement with our Alliance partners in this difficult market, as we will be in a better position to compete with imports from abroad as a result."

"Our first priority will be to streamline the product mix and production lines between Kinston and our existing domestic polyester operations to optimize capacity to fit the market," said Bill Lowe, Chief Operating Officer and Chief Financial Officer for Unifi. "We are taking a long-term view, as we anticipate that it will take nine to twelve months for us to fully integrate these facilities and begin to achieve the full benefit of the acquisition. The Kinston facility is underperforming in its present state, and we expect our results to be negatively impacted until we fully integrate the new capacity. Once we complete this integration, we expect our results to be enhanced by this combination."

"We will continue to pursue opportunities that allow Unifi to enhance the competitiveness of its domestic polyester operations," added Parke. "Our long-term success will come from creating efficiencies throughout the supply chain, as well as opportunities that are achievable through consolidation."

"We are pleased to successfully conclude an agreement with Unifi on the Kinston facility," said Gerold Linzbach, President, INVISTA Textile Fibers, which currently operates the facilities. "This transaction is a more positive outcome for our employees,

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Unifi Announces Agreement to Acquire Manufacturing Operations -- page 2 the community of Kinston and our customers, as this facility struggled to remain competitive as a standalone asset. Our alternative would have been a closure of the facility."

Subject to governmental approval and other customary conditions, the purchase of the Kinston facility is expected to be complete in Unifi's first fiscal quarter ending in September. The purchase of additional assets is subject to the results of the company's due diligence and other required approvals.

The Company will host a conference call after the closing of the Kinston transaction to review its plans for the combination of the facility with its existing polyester business.

Unifi is one of the world's leading producers and processors of textured yarns. Its primary business is the texturing, dyeing, twisting, covering, and beaming of multi-filament polyester and nylon yarns. Unifi's textured yarns are found in home furnishings, apparel and industrial fabrics, automotive, upholstery, hosiery, and sewing thread. For more information, please visit www.unifi-inc.com.

INVISTA is an integrated polymers, intermediates and fibers business with a global presence in more than 40 countries. It operates six business segments: Apparel; Performance Fibers; Interiors; Intermediates; Polymer and Resins; and Textile Fibers. INVISTA delivers exceptional value for its customers through market insights and technology innovations, along with a powerful portfolio of the most recognized global brands and trademarks in the fibers, apparel, and interiors industries, including: LYCRA®, STAINMASTER®, ANTRON®, COOLMAX®, THERMOLITE®, CORDURA®, SUPPLEX®, TACTEL®, Polarguard®, ESP®, and Avora®FR, and in the specialty chemicals business: CORFREE® , DYTEK® , ADI-Pure® , Terate® Polyols, and TERATHANE® .. More information on INVISTA can be found at www.INVISTA.com.

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CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.'s (the "Company") financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company's other reports and filings with the Securities and Exchange Commission.

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